Exhibit 4.1
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          POTASH CORPORATION OF SASKATCHEWAN INC. STOCK OPTION PLAN --
                             OFFICERS AND EMPLOYEES

1.       Purpose of Plan

         Potash Corporation of Saskatchewan Inc. (the "Corporation") by resolution of its Board of Directors (the "Board") has established this Plan to encourage officers and employees of the Corporation and its subsidiaries to promote the growth and profitability of the Corporation by providing them with the opportunity through options to acquire Common Shares of the Corporation ("Common Shares").

2.       Administration

         This Plan shall be administered by the Board.

3.       Grant of Options

         From time to time the Board may designate individual officers and employees of the Corporation and its subsidiaries eligible to be granted options to purchase Common Shares and the number of Common Shares which each such person will be granted an option to purchase; provided that the aggregate number of Common Shares subject to such options may not exceed the number provided for in paragraph 4 of this Plan.

4.       Shares Subject to Option

         The aggregate number of Common Shares issuable after February 3, 1998 pursuant to options under this Plan may not exceed 6,926,125 shares. The number of Common Shares issuable pursuant to options under this Plan shall be subject to adjustment under paragraphs 8 and 9.

         The aggregate number of Common Shares in respect of which options have been granted to any one person and which remain outstanding shall not at any time exceed 5% of the number of issued and outstanding Common Shares (on a non-diluted basis) at that time.

         If any option granted under this Plan, or any portion thereof, expires or terminates for any reason without having been exercised in full, the Common Shares with respect to which such option has not been exercised shall again be available for further options under this Plan.

5.       Option Price

         The option price under this Plan to any optionee shall be fixed by the Board when the option is granted and shall be not less than the fair market value of the Common Shares at such time which, for optionees resident in the United States and any other optionees designated by the Board, shall be deemed to be the closing price per share of the Common Shares on the New York Stock Exchange on the last trading day immediately preceding the day the option is granted and, for all other optionees, shall be deemed to be the closing price per share of the Common Shares on The Toronto Stock Exchange on the last trading day immediately preceding the day the option is granted; provided that, in either case, if the Common Shares did not trade on such exchange on such day the option price shall be the closing price per share on such exchange on the last day on which the Common Shares traded on such exchange prior to the day the option is granted.

6.       Terms of Option

         The period during which an option is exercisable may not exceed 10 years from the date the option is granted, and the option agreement may contain provisions limiting the number of Common Shares with respect to which the option may be exercised in any one year. Each option agreement shall contain provisions to the effect that:

         a. if the employment of an optionee as an officer or employee of the Corporation or a subsidiary terminates, by reason of his or her death, or if an optionee who is a retiree pursuant to clause b below dies, the legal personal representatives of the optionee will be entitled to exercise any unexercised options, including such options that may vest after the date of death, during the period ending at the end of the twelfth calendar month following the calendar month in which the optionee dies, failing which exercise the options terminate;

         b. subject to the terms of clause a above, if the employment of an optionee as an officer or employee of the Corporation or a subsidiary terminates, by reason of retirement in accordance with the then prevailing retirement policy of the Corporation or subsidiary, the optionee will be entitled to exercise any unexercised options, including such options as may vest after the date of retirement, until the expiry date of such options or the date on which such options are otherwise terminated in accordance with the provisions of this Plan, failing which exercise the options terminate. Notwithstanding the foregoing, the Board may, at the time of grant, prescribe such shorter period of time for exercise following retirement as it deems appropriate;

         c. if the employment of an optionee as an officer or employee of the Corporation or a subsidiary terminates, for any reason other than as provided in the preceding clauses a or b, the optionee will be entitled to exercise any unexercised options, to the extent exercisable at the date of such event, during the period ending at the end of the calendar month immediately following the calendar month in which the event occurs, failing which exercise the options terminate.

                  For greater certainty and for these purposes, an optionee's employment with the Corporation or a subsidiary shall be considered to have terminated effective on the last day of the optionee's actual and active employment with the Corporation or subsidiary whether such day is selected by agreement with the optionee or unilaterally by the Corporation or subsidiary and whether with or without advance notice to the optionee. For the avoidance of doubt, no period of notice that is given or ought to have been given under applicable law in respect of such termination of employment will be utilized in determining an optionee's entitlement under the Plan; and

         d. each option is personal to the optionee and is not assignable, except (i) as provided in the preceding clause a, and (ii) at the election of the Board, an option may be assignable to the spouse, children and grandchildren of the original optionee and to a trust, partnership or limited liability company, the entire beneficial interest of which is held by one or more of the foregoing.

         Nothing contained in the preceding clauses a, b, or c shall extend the period during which an option may be exercised beyond its stipulated expiry date or the date on which it is otherwise terminated in accordance with the provisions of this Plan.

         If an option is assigned pursuant to the preceding subclause (ii) of clause d, the references in the preceding clauses a, b and c to the termination of employment or death of an optionee shall not relate to the assignee of an option but shall relate to the original optionee. In the event of such assignment, legal personal representatives of the original optionee shall not be entitled to exercise the assigned option, but the assignee of the option or the legal personal representatives of the assignee may exercise the option during the applicable specified period.

7.       Exercise of Options

         Subject to the provisions of this Plan, an option may be exercised from time to time by delivering to the Corporation at its registered office a written notice of exercise specifying the number of shares with respect to which the option is being exercised and accompanied by payment in cash or certified cheque in full of the purchase price of the shares then being purchased.

8.       Adjustments

         Appropriate adjustments to the authorized limits set forth in paragraph 4, in the number, class and/or type of shares optioned and in the option price per share, both as to options granted or to be granted, may be made by the Board in its discretion to give effect to adjustments in the number of Common Shares which result from subdivisions, consolidations or reclassifications of the Common Shares, the payment of share dividends by the Corporation, the reconstruction, reorganization or recapitalization of the Corporation or other relevant changes in the capital of the Corporation. If the Corporation sells all or substantially all of its assets as an entirety or substantially as an entirety, options under this Plan may be exercised, in whole or in part, at any time up to and including (but not after) a date 30 days following the date of completion of such sales or prior to the close of business on the date the option expires, whichever is earlier.

9.       Mergers

         If the Corporation proposes to amalgamate or merge with another body corporate, the Corporation shall give written notice thereof to optionees in sufficient time to enable them to exercise outstanding options, to the extent they are otherwise exercisable by their terms, prior to the effective date of such amalgamation or merger if they so elect. The Corporation shall use its best efforts to provide for the reservation and issuance by the amalgamated or continuing corporation of an appropriate number of shares, with appropriate adjustments, so as to give effect to the continuance of the options to the extent reasonably practicable. In the event that the Board determines in good faith that such continuance is not in the circumstances practicable, it may upon 30 days' notice to optionees terminate the options.

10.      Change of Control

         If a "change of control" of the Corporation occurs, each then outstanding option granted under this Plan may be exercised, in whole or in part, even if such option is not otherwise exercisable by its terms. For purposes of this paragraph 10, a change of control of the Corporation shall be deemed to have occurred if:

         a. within any period of two consecutive years, individuals who at the beginning of such period constituted the Board and any new directors whose appointment by the Board or nomination for election by shareholders of the Corporation was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose appointment or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board;

         b. there occurs an amalgamation, merger, consolidation, wind-up, reorganization or restructuring of the Corporation with or into any other entity, or a similar event or series of such events, other than any such event or series of events which results in securities of the surviving or consolidated corporation representing 50% or more of the combined voting power of the surviving or consolidated corporation's then outstanding securities entitled to vote in the election of directors of the surviving or consolidated corporation being beneficially owned, directly or indirectly, by the persons who were the holders of the Corporation's outstanding securities entitled to vote in the election of directors of the Corporation prior to such event or series of events in substantially the same proportions as their ownership immediately prior to such event of the Corporation's then outstanding securities entitled to vote in the election of directors of the Corporation;

         c. 50% or more of the fixed assets (based on book value as shown on the most recent available audited annual or unaudited quarterly consolidated financial statements) of the Corporation are sold or otherwise disposed of (by liquidation, dissolution, dividend or otherwise) in one transaction or series of transactions within any twelve month period;

         d. any party, including persons acting jointly or in concert with that party, becomes (through a take-over bid or otherwise) the beneficial owner, directly or indirectly, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation's then outstanding securities entitled to vote in the election of directors of the Corporation, unless in any particular situation the Board determines in advance of such event that such event shall not constitute a change of control; or

         e. the Board approves and/or recommends that shareholders accept, approve or adopt any transaction that would constitute a change of control under clause b, c or d above.

11.      Amendment or Discontinuance of this Plan

         The Board may amend or discontinue the Plan at any time but, subject to paragraphs 8, 9, and 10, no such amendment may increase the aggregate maximum number of shares that may be subject to option under this Plan, change the manner of determining the minimum option price, extend the option period under any option beyond 10 years or, without the consent of the holder of the option, alter or impair any option previously granted to an optionee under this Plan. Amendments to the Plan require pre-clearance of The Toronto Stock Exchange.

12.      Evidence of Options

         Each option granted under this Plan shall be embodied in a written option agreement between the Corporation and the optionee which shall give effect to the provisions of this Plan.